Exhibit 4.6




                  DEBENTURE AND WARRANT SHARES ESCROW AGREEMENT


                  DEBENTURE AND WARRANT SHARES ESCROW AGREEMENT (this "Agreement"), dated as of June 30, 2000, by and among SurgiLight, Inc., a Delaware corporation with its principal place of business at 12001 Science Drive, Suite 140, Orlando, Florida 32826 (the "Company"); Kaplan Gottbetter & Levenson, LLP with its principal place of business at 630 Third Avenue, New York, NY 10017 (the "Escrow Agent"); and GEM Global Yield Fund Limited, a Nevis company, with its administrative office at Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Nevis, West Indies (Referred to herein as the "Purchaser" or sometimes the "Purchasers").

                                    Recitals

                  A. Simultaneously with the execution of this Agreement, the Purchasers and the Company entered into a Convertible Debenture Purchase Agreement, dated as of the date hereof (the "Purchase Agreement") incorporated herein by reference, pursuant to which the Purchasers have agreed to purchase certain Debentures and Warrants (the "Debentures" and the "Warrants") of the Company.

           B. The Escrow Agent is willing to act as escrow agent pursuant to the terms of this Agreement with respect to the purchase of the Debentures and the Warrants.

           C. All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

           NOW, THEREFORE, IT IS AGREED:

           1. Procedure for Escrow. The procedure of escrow shall governed by the provisions of Article 2 of the Debenture Purchase Agreement.

           2. Terms of Escrow. The terms of the escrow shall be governed by
Article 4 of the Purchase Agreement, Article 2 of the Warrant and Articles 4 and 5 of the Debenture.

           3. Duties and Obligations of the Escrow Agent.

           (a) The parties hereto agree that the duties and obligations of the Escrow Agent are only such as are herein specifically provided and no other. The Escrow Agent's duties are as a depositary only, and the Escrow Agent shall incur no liability whatsoever, except as a direct result of its willful misconduct or gross negligence.

           (b) The Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.


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           (c) The Escrow Agent shall not be bound in any way by the terms of any other agreement to which the Purchasers and the Company are parties, whether or not it has knowledge thereof, and the Escrow Agent shall not in any way be required to determine whether or not any other agreement has been complied with by the Purchasers and the Company, or any other party thereto. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed jointly by the Purchasers and the Company, and agreed to in writing by the Escrow Agent.

           (d) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, other than to keep safely all property held in escrow or to take certain action, until it shall jointly be directed otherwise in writing by the Purchasers and the Company or by a final judgment of a court of competent jurisdiction.

           (e) The Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be genuine. The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

           (f) The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it or in respect of the Consideration.

           (g) If the Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the Consideration, it may do so by delivering the same to any other escrow agent mutually agreeable to the Purchasers and the Company and, if no such escrow agent shall be selected within three days of the Escrow Agent's notification to the Purchasers and the Company of its desire to so relinquish custody of the Consideration, then the Escrow Agent may do so by delivering the Consideration to the clerk or other proper officer of a court of competent jurisdiction as may be permitted by law. The fee of any court officer shall be borne by the Company. Upon such delivery, the Escrow Agent shall be discharged from any and all responsibility or liability with respect to the Consideration and this Agreement and the Company and the Purchasers shall promptly pay to the Escrow Agent all monies which may be owed it for its services hereunder, including, but not limited to, reimbursement of its out-of-pocket expenses pursuant to paragraph (i) below.

           (h) This Agreement shall not create any fiduciary duty on the Escrow Agent's part to the Purchasers or the Company, nor disqualify the Escrow Agent from representing either party hereto in any dispute with the other, including any dispute with respect to the Consideration.


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           (i) The Escrow Agent represents that it is counsel to the Purchasers.
The parties agree that the Escrow Agent's engagement as provided for herein is not and shall not be objectionable for any reason.

           (j) Upon the performance of this Agreement, the Escrow Agent shall be deemed released and discharged of any further obligations hereunder.

           4. Indemnification.


           (a) The Purchasers hereby indemnify and hold free and harmless Escrow Agent from any and all losses, expenses, liabilities and damages (including but not limited to reasonable attorney's fees, and amounts paid in settlement) resulting from claims asserted by the Company against Escrow Agent with respect to the performance of any of the provisions of this Agreement.

           (b) The Company hereby indemnifies and holds free and harmless Escrow Agent from any and all losses, expenses, liabilities and damages (including but not limited to reasonable attorney's fees, and amount paid in settlement) resulting from claims asserted by the Purchasers against Escrow Agent with respect to the performance of any of the provisions of this Agreement.

           (c) The Purchasers and the Company, jointly and severally, hereby indemnify and hold the Escrow Agent harmless from and against any and all losses, damages, taxes, liabilities and expenses that may be incurred by the Escrow Agent, arising out of or in connection with its acceptance of appointment as the Escrow Agent hereunder and/or the performance of its duties pursuant to this Agreement, the Purchase Agreement, the Debentures and the Warrants, including, but not limited to, all legal costs and expenses of the Escrow Agent incurred defending itself against any claim or liability in connection with its performance hereunder, provided that the Escrow Agent shall not be entitled to any indemnity for any losses, damages, taxes, liabilities or expenses that directly result from its willful misconduct or gross negligence.

           (d) In the event of any legal action between the parties to this Agreement to enforce any of its terms, the legal fees of the prevailing party shall be paid by the party(ies) who did not prevail.


           5. Miscellaneous.

           (a) All Notice of Conversions, Objections, notices, requests, demands and other communications hereunder shall be in writing, sent by telecopier, upon proof of sending thereof to the following addresses:



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           (i)      If to the Company:        SurgiLight, Inc.
                                              12001 Science Drive
                                              Suite 140
                                              Orlando, Florida 32826
                                              Attn: J.  T.  Lin
                                              Tel: 407-482-4555
                                              Fax: 407-482-0505

           With copies to:                             The Business Law Group
                                              126 E. Jefferson St., Suite 200
                                              Orlando, FL 32801
                                              Attn: J. Bennett Grocock
                                              Tel: 407-422-0300
                                              Fax: 407-425-0032

  (ii)     If to the Purchasers:              At the fax numbers set forth in
                                              the Purchase Agreement.

  (iii)    If to the Escrow Agent:            Kaplan Gottbetter & Levenson, LLP
                                              630 Third Avenue, 5th Floor
                                              New York, NY 10017-6705
                                              Attn: Adam S. Gottbetter, Esq.
                                              Tel: 212-983-6900
                                              Fax: 212-983-9210

or at such other address as any of the parties to this Agreement may hereafter designate in the manner set forth above to the others.

           (b) This Agreement shall be construed and enforced in accordance with the law of the State of New York applicable to contracts entered into and performed entirely within New York.

           (c) This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

           (d) This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

           6. Termination of Escrow. This Escrow Agreement shall begin upon the date hereof and shall terminate upon the earlier of (i) the conversion of the full amount of the Debentures; (ii) the Expiration Date of the Warrants; or
(iii) the Maturity Date of the Debentures. Upon the termination of the Escrow Agreement, the Escrow Agent shall return any unconverted Debenture Escrow Shares to the Company.


                           [ SIGNATURE PAGE FOLLOWS ]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed the day and year first above written.


Escrow Agent:                        The Company:

KAPLAN GOTTBETTER &                                SURGILIGHT, INC.
    LEVENSON, LLP



By:                                  By:
   --------------------------           --------------------------------
    Name:                               Name:
    Title:                              Title:


                                   Purchaser:

                                              GEM GLOBAL YIELD FUND LIMITED




                                   By:
                                       ------------------------------
                                       Name:
                                       Title: